Exhibit 99.1

SYSCO REPORTS FIRST QUARTER FISCAL 2018 RESULTS

HOUSTON, November 6, 2017 — Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week first fiscal quarter ended September 30, 2017.

First Quarter Fiscal 2018 Highlights1

•	Sales increased 4.9% to $14.7 billion

•	Gross profit increased 3.8% to $2.8 billion; gross margin decreased 20 basis points to 19.07%

•	Operating income increased 9.9% to $623 million; adjusted operating income increased 5.6% to $662 million

•	Earnings Per Share (EPS) increased $0.11 to $0.69; adjusted EPS increased $0.07 to $0.74

“We continue to consistently execute our customer-centric strategy in a cohesive and effective manner, as our U.S. Foodservice Operations delivered solid first quarter results, more than offsetting the softer performance of our International Foodservice Businesses,” said Bill DeLaney, Sysco’s chief executive officer. “In doing so, we largely mitigated the unfavorable near-term financial impact of multiple devastating hurricanes in several of our key markets. I am exceedingly proud of our 65,000 associates who collectively supported our customers, communities, and each other throughout the quarter.”

First Quarter Fiscal 2018 Results

U.S. Foodservice Operations

Sales for the first quarter were $9.8 billion, an increase of 3.9% compared to the same period last year. Local case volume within U.S. Broadline operations grew 2.8% for the first quarter and total case volume grew 0.3%.

Gross profit increased 3.8% to $2.0 billion and gross margin was essentially flat compared to the prior year period. Food cost inflation was 3.8% in U.S. Broadline, as measured by the estimated change in Sysco’s product costs, primarily in the meat, poultry and dairy categories.

¹	Earnings Per Share (EPS) and Adjusted EPS are shown on a diluted basis unless otherwise specified. Adjusted financial results exclude certain items, which primarily include restructuring and merger-related costs. Reconciliations of all non-GAAP measures are included in this release.

Operating expenses increased $38 million, or 3.2%, compared to the same period last year, due mainly to increased transportation expenses and unusually low bad debt expense in the prior year. There were no certain items impacting U.S. Foodservice Operations during the quarter or in the prior year period.

Operating income was $781 million, an increase of $36 million, or 4.8%, compared to the same period last year.

International Foodservice Operations

Our international segment has businesses in 12 different countries with the largest being in Canada, the United Kingdom and France. During the quarter, we experienced mixed results across these various businesses. Our Canadian operations delivered improved results over the prior year by leveraging solid local case growth with excellent expense management. Conversely, our European operations had a more challenging quarter, as we are investing in our Brakes Group acquisition in a macroeconomic environment that remains sluggish.

Sales for the first quarter were $2.9 billion, an increase of 6.4% compared to the same period last year. Operating income across the international segment was $77 million, a decrease of $3 million, or 3.5%, compared to the same period last year. Adjusted operating income was $95 million, a decrease of $9 million, or 8.3%, compared to the same period last year.

Impact of Hurricanes

We estimate that the negative impact of hurricanes on operating income was approximately $10 million in the first quarter.

Capital Spending and Cash Flow

Cash flow from operations was $83 million for the first 13 weeks of fiscal 2018, as we experienced a normal seasonal build in working capital to support sales growth. Net capital expenditures for the first 13 weeks of fiscal 2018 totaled $135 million, approximately the same as in the prior year period, and free cash flow was negative $52 million. The company expects to deliver another strong cash flow performance for fiscal year 2018.

Conference Call & Webcast

Sysco will host a conference call to review the Company’s first quarter fiscal 2018 financial results on Monday, November 6, 2017, at 10:00 a.m. Eastern. A live webcast of the call, accompanying slide presentation and a copy of this news release will be available online at investors.sysco.com.

Key Highlights:

	13-Week Period Ended

Financial Comparison:	September 30, 2017	October 1, 2016	Change
Sales	$14.7 billion	$14.0 billion	4.9%
Gross Profit	$2.8 billion	$2.7 billion	3.8%
Gross Margin	19.07%	19.27%	-20 bps

GAAP:
Operating Expenses	$2.2 billion	$2.1 billion	2.1%
Certain Items	$38.8 million	$60.0 million	-35.3%
Operating Income	$623.1 million	$566.8 million	9.9%
Operating Margin	4.25%	4.06%	20 bps
Net Earnings	$367.6 million	$323.9 million	13.5%
Diluted Earnings Per Share	$0.69	$0.58	19.0%

Non-GAAP(1):
Operating Expenses	$2.1 billion	$2.1 billion	3.2%
Operating Income	$661.9 million	$626.8 million	5.6%
Operating Margin	4.52%	4.49%	3 bps
Net Earnings	$394.5 million	$376.1 million	4.9%
Diluted Earnings Per Share	$0.74	$0.67	10.4%

Case Growth:
U.S. Broadline	0.3%	1.8%
Local	2.8%	1.9%

Sysco Brand Sales as a % of Cases:
U.S. Broadline	38.31%	37.69%	62 bps
Local	46.31%	45.49%	82 bps

Note:

(1)	A reconciliation of non-GAAP measures is included in this release.

Individual components in the table above may not sum to the totals due to rounding.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. With over 65,000 associates, the company operates approximately 300 distribution facilities worldwide and serves more than 500,000 customer locations. For fiscal 2017 that ended July 1, 2017, the company generated sales of more than $55 billion.

For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoCorporation or Twitter at https://twitter.com/Sysco. For important news and information regarding Sysco, visit the Investor Relations section of the company’s Internet home page at www.investors.sysco.com, which Sysco plans to use as a primary channel for publishing key information to its investors, some of which may contain material and previously non-public information. Investors should also follow us at www.twitter.com/SyscoStock and download the Sysco IR App, available on the iTunes App Store and the Google Play Market. In addition, investors should continue to review our news releases and filings with the SEC. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

Forward-Looking Statements

Statements made in this news release or in our earnings call for the first quarter of fiscal 2018 that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include the impact of general economic conditions on our business and our industry, including general macroeconomic conditions in the United States, our outlook for fiscal 2018 and the future, our expectations regarding future growth, including further growth in Europe, and cash flow performance, our plans and expectations related to our three-year financial objectives, and the key levers for realizing these goals, expectations regarding gross profit growth, expectations regarding our effective tax rate, expectations regarding multi-unit customer growth, our beliefs regarding the impact of improvements to our commercial supply chain, our beliefs regarding the impact of cost reduction strategic initiatives, our beliefs regarding opportunities and performance in our international business in Canada, Latin America and Europe, which includes our Brakes Group business, our expectations regarding share repurchases, and expectations regarding deflation and inflation trends, including in the United Kingdom. The success of our plans and expectations regarding our operating performance, including expectations regarding our three-year financial objectives, are subject to the general risks associated with our business, including the risks of interruption of supplies due to lack of long-term contracts, severe weather, crop conditions, work stoppages, intense competition, technology disruptions, dependence on large regional and national customers, inflation risks, the impact of fuel prices, adverse publicity, and labor issues. Risks and uncertainties also include risks impacting the economy generally, including the risks that the current general economic conditions will deteriorate, or consumer confidence in the economy or consumer spending, particularly on food-away-from-home, may decline. Market conditions may not improve. If sales from our locally managed customers do not grow at the same rate as sales from regional and national customers, our gross margins may decline. Our ability to meet our long-term strategic objectives depends largely on the success of our various business initiatives, including efforts related to revenue management, expense management, our digital e-commerce strategy and any efforts related to restructuring or the reduction of administrative costs. There are various risks related to these efforts, including the risk that these efforts may not provide the expected benefits in our anticipated time frame, if at all, and may prove costlier than expected; the risk that the actual costs of any initiatives may be greater or less than currently expected; and the risk of adverse effects to our business, results of operations and liquidity if past and future undertakings, and the associated changes to our business, do not prove to be cost effective or do not result in the cost savings and other benefits at the levels that we anticipate. Our plans related to and the timing of any initiatives are subject to change at any time based on management’s subjective evaluation of our overall business needs. If we are unable to realize the anticipated benefits from our efforts, we could become cost disadvantaged in the marketplace, and our competitiveness and our profitability could decrease. Capital expenditures may vary based on changes in business plans and other factors, including risks related to the implementation of various initiatives, the timing and successful completion of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. Periods of high inflation, either overall or in certain product categories, can have a negative impact on us and our customers, as high food costs can reduce consumer spending in the food-away-from-home market, and may negatively impact our sales, gross profit, operating income and earnings, and periods of deflation can be difficult to manage effectively. Fluctuations in inflation and deflation, as well as fluctuations in the value of foreign currencies, are beyond our control and subject to broader market forces. Expanding into international markets presents unique challenges and risks, including compliance with local laws, regulations and customs and the impact of local political and economic conditions, including the impact of Brexit, and such expansion efforts, including our Brakes acquisition, may not be successful. Any business that we acquire, including the Brakes transaction, may not perform as expected, and we may not realize the anticipated benefits of our acquisitions. The Brakes Group acquisition will require a significant commitment of time and company resources, and realizing the anticipated benefits from the transaction may take longer than expected. Expectations regarding the financial statement impact of any acquisitions may change based on management’s subjective evaluation. Meeting our dividend target objectives depends on our level of earnings, available cash and the success of our various strategic initiatives. For a discussion of additional factors impacting Sysco’s business, see the company’s Annual Report on Form 10-K for the year ended July 1, 2017, as filed with the SEC, and the company’s subsequent filings with the SEC. Sysco does not undertake to update its forward-looking statements, except as required by applicable law.

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended	13-Week Period Ended
	Sep. 30, 2017	Oct. 1, 2016
Sales	$14,650,424	$13,968,654
Cost of sales	11,856,756	11,276,735

Gross profit	2,793,668	2,691,919
Operating expenses	2,170,576	2,125,086

Operating income	623,092	566,833
Interest expense	80,884	73,623
Other expense (income), net	(4,248)	(7,216)

Earnings before income taxes	546,456	500,426
Income taxes	178,816	176,539

Net earnings	$367,640	$323,887

Net earnings:
Basic earnings per share	$0.70	$0.58
Diluted earnings per share	0.69	0.58

Average shares outstanding	527,289,675	555,437,764
Diluted shares outstanding	533,063,426	560,954,068

Dividends declared per common share	$0.33	$0.31

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Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In Thousands, Except for Share Data)

	September 30, 2017	July 1, 2017	October 1, 2016
ASSETS
Current assets
Cash and cash equivalents	$909,203	$869,502	$759,898
Accounts and notes receivable, less allowances of $41,184, $31,059 and $41,246	4,333,704	4,012,393	4,191,460
Inventories	3,180,631	2,995,598	3,025,811
Prepaid expenses and other current assets	173,464	139,185	158,301
Prepaid income taxes	—	16,760	—

Total current assets	8,597,002	8,033,438	8,135,470
Plant and equipment at cost, less depreciation	4,388,299	4,377,302	4,418,524
Other assets
Goodwill	3,970,617	3,916,128	3,815,674
Intangibles, less amortization	1,052,704	1,037,511	1,203,888
Deferred income taxes	149,932	142,472	198,867
Other assets	260,036	249,804	252,387

Total other assets	5,433,289	5,345,915	5,470,816

Total assets	$18,418,590	$17,756,655	$18,024,810

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$4,513	$3,938	$6,834
Accounts payable	3,951,205	3,971,112	3,716,517
Accrued expenses	1,502,021	1,576,221	1,381,300
Accrued income taxes	148,902	14,540	252,681
Current maturities of long-term debt	533,641	530,075	9,218

Total current liabilities	6,140,282	6,095,886	5,366,550
Other liabilities
Long-term debt	8,426,359	7,660,877	7,843,517
Deferred income taxes	165,622	161,715	218,414
Other long-term liabilities	1,367,965	1,373,822	1,498,680

Total other liabilities	9,959,946	9,196,414	9,560,611
Commitments and contingencies
Noncontrolling interest	83,108	82,839	76,863
Shareholders’ equity
Preferred stock, par value $1 per share, Authorized 1,500,000 shares, issued none	—	—	—
Common stock, par value $1 per share, Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175	765,175
Paid-in capital	1,348,349	1,327,366	1,313,245
Retained earnings	9,638,386	9,447,755	9,159,866
Accumulated other comprehensive loss	(1,142,578)	(1,262,737)	(1,434,940)
Treasury stock at cost 243,513,095, 235,135,699 and 216,182,061	(8,374,078)	(7,896,043)	(6,782,560)

Total shareholders’ equity	2,235,254	2,381,516	3,020,786

Total liabilities and shareholders’ equity	$18,418,590	$17,756,655	$18,024,810

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Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED CASH FLOWS (Unaudited)

(In Thousands)

	13-Week Period Ended
	September 30, 2017	October 1, 2016
Cash flows from operating activities:
Net earnings	$367,640	$323,887
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	27,955	25,127
Depreciation and amortization	179,662	211,685
Amortization of debt issuance and other debt-related costs	7,192	6,560
Deferred income taxes	(3,706)	11,374
Provision for losses on receivables	8,999	3,494
Other non-cash items	6,849	(6,829)
Additional changes in certain assets and liabilities, net of effect of businesses acquired:
(Increase) in receivables	(294,989)	(140,031)
(Increase) in inventories	(166,992)	(149,759)
(Increase) in prepaid expenses and other current assets	(28,312)	(12,657)
(Decrease) increase in accounts payable	(57,368)	110,914
(Decrease) in accrued expenses	(83,883)	(259,698)
Increase in accrued income taxes	165,944	145,601
(Increase) in other assets	(13,616)	(17,066)
(Decrease) increase in other long-term liabilities	(32,600)	1,340

Net cash provided by operating activities	82,775	253,942

Cash flows from investing activities:
Additions to plant and equipment	(136,261)	(142,255)
Proceeds from sales of plant and equipment	1,722	4,261
Acquisition of businesses, net of cash acquired	-	(2,910,461)

Net cash used for investing activities	(134,539)	(3,048,455)

Cash flows from financing activities:
Bank and commercial paper borrowings (repayments), net	745,100	442,777
Other debt borrowings	1,512	1,201
Other debt repayments	(5,186)	(94,935)
Debt issuance costs	(644)	(2,846)
Proceeds from stock option exercises	57,075	32,307
Treasury stock purchases	(550,098)	(600,139)
Dividends paid	(174,864)	(173,292)

Net cash provided by (used for) financing activities	72,895	(394,927)

Effect of exchange rates on cash	18,570	30,038

Net increase (decrease) in cash and cash equivalents	39,701	(3,159,402)
Cash and cash equivalents at beginning of period	869,502	3,919,300

Cash and cash equivalents at end of period	$909,203	$759,898

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$72,057	$118,426
Income taxes	28,714	24,406

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

Sysco’s results of operations for fiscal 2018 and 2017 are impacted by restructuring costs consisting of (1) expenses associated with our revised business technology strategy announced in fiscal 2016, as a result of which we incurred costs to convert to a modernized version of our established platform, (2) professional fees related to our three-year strategic plan, (3) restructuring expenses within our Brakes Group operations, and (4) severance charges related to restructuring. In addition, fiscal 2018 results of operations are impacted by business technology transformation costs and business technology finance roadmap costs. Our results of operations for fiscal 2018 and 2017 are also impacted by the following acquisition-related items: (1) intangible amortization expense and (2) integration costs. All acquisition-related costs in fiscal 2018 and 2017 that have been excluded relate to the Brakes Acquisition. The Brakes Acquisition also resulted in non-recurring tax expense in fiscal 2017, primarily from non-deductible transaction costs. These fiscal 2018 and fiscal 2017 items are collectively referred to as “Certain Items.”

Management believes that adjusting its operating expenses, operating income, net earnings and diluted earnings per share to remove these Certain Items provides an important perspective with respect to our underlying business trends and results and provides meaningful supplemental information to both management and investors that (1) is indicative of the performance of the company’s underlying operations and facilitates comparisons on a year-over-year basis and (2) removes those items that are difficult to predict and are often unanticipated, and which as a result, are difficult to include in analysts’ financial models and our investors’ expectations with any degree of specificity.

Although Sysco has a history of growth through acquisitions, the Brakes Group is significantly larger than the companies historically acquired by Sysco, with a proportionately greater impact on Sysco’s consolidated financial statements. Accordingly, Sysco is excluding from its non-GAAP financial measures for the relevant period solely those acquisition costs specific to the Brakes acquisition. We believe this approach significantly enhances the comparability of Sysco’s results for fiscal 2018 and fiscal 2017.

Set forth below is a reconciliation of sales, operating expenses, operating income, net earnings and diluted earnings per share to adjusted results for these measures for the periods presented. Individual components of diluted earnings per share may not add to the total presented due to rounding. Adjusted diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended Sep. 30, 2017	13-Week Period Ended Oct. 1, 2016	Period Change in Dollars	Period %/bps Change
Sales	$14,650,424	$13,968,654	$681,770	4.9%
Operating expenses (GAAP)	$2,170,576	$2,125,086	$45,490	2.1%
Impact of restructuring costs (1)	(19,053)	(38,285)	19,232	-50.2%
Impact of acquisition-related costs (2)	(19,745)	(21,710)	1,965	-9.1%

Operating expenses adjusted for certain items (Non-GAAP)	$2,131,778	$2,065,091	$66,687	3.2%

Operating income (GAAP)	$623,092	$566,833	$56,259	9.9%
Impact of restructuring costs (1)	19,053	38,285	(19,232)	-50.2%
Impact of acquisition-related costs (2)	19,745	21,710	(1,965)	-9.1%

Operating income adjusted for certain items (Non-GAAP)	$661,890	$626,828	$35,062	5.6%

Operating margin (GAAP)	4.25%	4.06%		20 bps
Operating margin excluding Certain Items (Non-GAAP)	4.52%	4.49%		3 bps

Net earnings (GAAP)	$367,640	$323,887	$43,753	13.5%
Impact of restructuring cost (1)	19,053	38,285	(19,232)	-50.2%
Impact of acquisition-related costs (2)	19,745	21,710	(1,965)	-9.1%
Tax impact of restructuring cost (3)	(6,943)	(3,593)	(3,350)	93.2%
Tax impact of acquisition-related costs (3)	(4,998)	(4,169)	(829)	19.9%

Net earnings adjusted for certain items (Non-GAAP)	$394,497	$376,120	$18,377	4.9%

Diluted earnings per share (GAAP)	$0.69	$0.58	$0.11	19.0%
Impact of restructuring costs (1)	0.04	0.07	(0.03)	-42.9%
Impact of acquisition-related costs (2)	0.04	0.04	—	NM
Tax impact of restructuring cost (3)	(0.01)	(0.01)	—	NM
Tax impact of acquisition-related costs (3)	(0.01)	(0.01)	—	NM

Diluted EPS adjusted for certain items(Non-GAAP) (4)	$0.74	$0.67	$0.07	10.4%

Diluted shares outstanding	533,063,426	560,954,068

(1)	Fiscal 2018 includes $19 million related to business technology costs, professional fees on three-year financial objectives, restructuring expenses within our Brakes operations, severance charges related to restructuring and and costs to convert to legacy systems in conjunction with our revised business technology strategy. Fiscal 2017 includes $28 million in accelerated depreciation associated with our revised business technology strategy and $10 million related to professional fees on three-year financial objectives, restructuring expenses within our Brakes operations, costs to convert to legacy systems in conjunction with our revised business technology strategy and severance charges related to restructuring.

(2)	Fiscal 2018 and 2017 include $15 million and $19 million, respectively, related to intangible amortization expense from the Brakes Acquisition, which is included in the results of Brakes and $5 million and $2 million, respectively, in integration costs.

(3)	The tax impact of adjustments for Certain Items are calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction where the Certain Item was incurred. The Brakes Acquisition also resulted in non-recurring tax expense in fiscal 2017, primarily from non-deductible transaction costs.

(4)	Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful.

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Sysco Corporation and its Consolidated Subsidiaries

Segment Results

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items on Applicable Segments

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended	13-Week Period Ended	Period Change in Dollars	Period %/bps Change
	Sep. 30, 2017	Oct. 1, 2016
U.S. Foodservice Operations *

Sales (GAAP)	$9,848,942	$9,481,115	$367,827	3.9%
Gross Profit (GAAP)	1,986,283	1,913,115	73,168	3.8%
Gross Margin (GAAP)	20.17%	20.18%		-1 bps

Operating expenses (GAAP)	$1,205,414	$1,167,884	$37,530	3.2%
Operating income (GAAP)	780,869	745,231	35,638	4.8%

International Foodservice Operations

Sales (GAAP)	$2,903,255	$2,728,360	$174,895	6.4%
Gross Profit (GAAP)	615,103	598,406	16,697	2.8%
Gross Margin (GAAP)	21.19%	21.93%		-75 bps

Operating expenses (GAAP)	538,457	$518,971	$19,486	3.8%
Impact of restructuring costs (1)	(3,898)	(4,680)	782	-16.7%
Impact of acquisition-related costs (2)	(14,514)	(19,498)	4,984	-25.6%

Operating expenses adjusted for certain items (Non-GAAP)	$520,045	$494,793	$25,252	5.1%

Operating income (GAAP)	$76,646	$79,435	$(2,789)	-3.5%
Impact of restructuring costs (1)	3,898	4,680	(782)	-16.7%
Impact of acquisition-related costs (2)	14,514	19,498	(4,984)	-25.6%

Operating income adjusted for certain items (Non-GAAP)	$95,058	$103,613	$(8,555)	-8.3%

SYGMA *

Sales (GAAP)	$1,640,671	$1,504,692	$135,979	9.0%
Gross Profit (GAAP)	125,607	114,976	10,631	9.2%
Gross Margin (GAAP)	7.66%	7.64%		1 bps

Operating expenses (GAAP)	$120,762	$110,068	$10,694	9.7%
Operating income (GAAP)	4,845	4,908	(63)	-1.3%

Other *

Sales (GAAP)	$257,556	$254,486	$3,070	1.2%
Gross Profit (GAAP)	67,827	68,283	(456)	-0.7%
Gross Margin (GAAP)	26.33%	26.83%		-50 bps

Operating expenses (GAAP)	$63,810	$60,282	$3,528	5.9%
Operating income (GAAP)	4,017	8,001	(3,984)	-49.8%

Corporate

Gross Profit (GAAP)	$(1,152)	$(2,861)	$1,709	-59.7%

Operating expenses (GAAP)	$242,133	$267,880	$(25,747)	-9.6%
Impact of restructuring costs (3)	(15,154)	(33,604)	18,450	-54.9%
Impact of acquisition-related costs (4)	(5,232)	(2,212)	(3,020)	NM

Operating expenses adjusted for certain items (Non-GAAP)	$221,747	$232,064	$(10,317)	-4.4%

Operating income (GAAP)	$(243,285)	$(270,742)	$27,457	-10.1%
Impact of restructuring costs (3)	15,154	33,604	(18,450)	-54.9%
Impact of acquisition-related costs (4)	5,232	2,212	3,020	NM

Operating income adjusted for certain items (Non-GAAP)	$(222,899)	$(234,925)	$12,027	-5.1%

Total Sysco

Sales (GAAP)	$14,650,424	$13,968,654	$681,770	4.9%
Gross Profit (GAAP)	2,793,668	2,691,919	101,749	3.8%
Gross Margin (GAAP)	19.07%	19.27%		-20 bps

Operating expenses (GAAP)	$2,170,576	$2,125,086	$45,490	2.1%
Impact of restructuring costs (1) (3)	(19,053)	(38,285)	19,232	-50.2%
Impact of acquisition-related costs (2) (4)	(19,745)	(21,710)	1,965	-9.1%

Operating expenses adjusted for certain items (Non-GAAP)	$2,131,778	$2,065,092	$66,687	3.2%

Operating income (GAAP)	$623,092	$566,833	$56,259	9.9%
Impact of restructuring costs (1) (3)	19,053	38,285	(19,232)	-50.2%
Impact of acquisition-related costs (2) (4)	19,745	21,710	(1,965)	-9.1%

Operating income adjusted for certain items (Non-GAAP)	$661,890	$626,828	$35,062	5.6%

*	Segment has no applicable Certain items

(1)	Includes Brakes Acquisition-related restructuring charges and other severance charges related to restructuring.

(2)	Fiscal 2018 and 2017 include $15 million and $19 million, respectively, related to intangible amortization expense from the Brakes Acquisition, which is included in the results of the Brakes Group.

(3)	Fiscal 2018 includes $15 million related to business technology costs, professional fees on three-year financial objectives, severance charges related to restructuring, and costs to convert to legacy systems in conjunction with our revised business technology strategy. Fiscal 2017 includes $28 million in accelerated depreciation associated with our revised business technology strategy and $5 million in professional fees on three-year financial objectives, costs to convert to legacy systems in conjunction with our revised business technology strategy and severance charges related to restructuring.

(4)	Fiscal 2018 and 2017 include $5 million and $2 million, respectively, related to integration costs from the Brakes Acquisition.

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Free Cash Flow

(In Thousands)

Free cash flow represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Sysco considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases and sales of buildings, fleet, equipment and technology, which may potentially be used to pay for, among other things, strategic uses of cash including dividend payments, share repurchases and acquisitions. However, free cash flow may not be available for discretionary expenditures, as it may be necessary that we use it to make mandatory debt service or other payments. Free cash flow should not be used as a substitute for the most comparable GAAP measure in assessing the company’s liquidity for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the table that follows, free cash flow for each period presented is reconciled to net cash provided by operating activities.

	13-Week Period Ended Sep. 30, 2017	13-Week Period Ended Oct. 1, 2016	13-Week Period Change in Dollars
Net cash provided by operating activities (GAAP)	$82,775	$253,942	$(171,167)
Additions to plant and equipment	(136,261)	(142,255)	5,994
Proceeds from sales of plant and equipment	1,722	4,261	(2,539)

Free Cash Flow (Non-GAAP)	$(51,764)	$115,948	$(167,712)